Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-43734, 33-60400, 333-20979, 333-32437, 33-13302, 33-66574, 333-58181, 333-58165, 33-35944, 333-95863, 333-95855, and 333-100618 of our report dated April 30, 2004 relating to the consolidated financial statements of Apogee Enterprises, Inc. and subsidiaries as of and for the year ended February 28, 2004, which expresses an unqualified opinon and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, appearing in this Annual Report on Form 10-K of Apogee Enterprises, Inc. for the year ended February 28, 2004.

Deloitte and Touche LLP

Minneapolis, Minnesota

April 30, 2004